Exhibit 10.3

FIRST AMENDMENT TO LEASE

One Tower Place

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of the 7th day of April, 2017, by and between AP3-SF2 CT SOUTH, LLC, a Delaware limited liability company ("Landlord") and ACHAOGEN, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

A.

Landlord and Tenant entered into that certain Lease dated as of August 12, 2016 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord, certain space in the building (the "Building") located at One Tower Place, South San Francisco, California 94080. Landlord and Tenant also executed a commitment letter dated March 21, 2017 (the "Commitment Letter").

B.

By this First Amendment, Landlord and Tenant desire to memorialize Landlord's and Tenant's obligations in the Commitment Letter pertaining to the design and construction of a vertical exhaust system for the Building and to otherwise modify the Lease as provided herein. Landlord and Tenant acknowledge and agree that this First Amendment supersedes the Commitment Letter.

C.	Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.

Vertical Exhaust System. Landlord, at Landlord's sole cost and expense (and with no supervision/construction management fee to be charged by Landlord), shall construct a vertical exhaust system in the Building serving floors 3 through 8 ("Vertical Exhaust"), the design and construction of which Vertical Exhaust shall be pursuant to the following terms and conditions:

1.1.

Design of Vertical Exhaust. The Vertical Exhaust shall be designed by Landlord's architect after consultation with (and reasonable input from) Tenant. Tenant, in its sole discretion may elect to retain Craig DeBrine Associates ("CRA") and Cermak Peterka and Petersen ("CPP") as Tenant's consultants and, if Tenant elects to retain the same, Tenant shall be solely responsible for the costs incurred by Tenant in engaging CBA and/or CPP (or any other consultants). To the extent Tenant or Tenant’s consultants review and approve the Preliminary Plans, the Final Working Drawings, or the Approved Working Drawings (all as defined below), Landlord acknowledges and agrees that Tenant and Tenant’s consultants are doing so solely for the purpose of confirming that Tenant’s operational needs are met, not as a designer or engineer for the purpose of identifying any errors, omissions or inconsistencies or for ensuring that the Preliminary Plans, Final Working Drawings, or

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Approved Working Drawings satisfy any applicable laws, codes, or ordinances. Accordingly, Landlord agrees that Tenant shall not be responsible for any such errors, omissions or inconsistencies in the Preliminary Plans, Final Working Drawings, or Approved Working Drawings, nor shall it be responsible in the event such Preliminary Plans, Final Working Drawings, or Approved Working Drawings fail to satisfy any applicable laws, codes or ordinances.

1.2.

Preliminary Plans. Within three (3) days of the full execution and delivery of this First Amendment by Landlord and Tenant, Tenant and Tenant's consultants shall meet with Landlord and Landlord's architect and provide Landlord and Landlord's architect with input (the "Tenant's Input") regarding the preliminary plans and specifications ("Preliminary Plans") for the Vertical Exhaust. Thereafter, Landlord shall cause Landlord's architect, based on Tenant's reasonable Input, to deliver Preliminary Plans to Tenant for Tenant's approval, not to be unreasonably withheld. Tenant shall approve or reasonably disapprove the Preliminary Plans thereto within five (5) business days after Landlord delivers the Preliminary Plan to Tenant or within three (3) business days after Landlord delivers any Preliminary Plan revisions to Tenant. This process shall be repeated until the Preliminary Plans are mutually approved by Landlord and Tenant. Failure of Tenant to respond to Landlord before the expiration of any such time periods set forth above shall be deemed Tenant's approval of the Preliminary Plans. Acting in good faith and reasonably, Landlord and Tenant shall mutually agree on the Preliminary Plans by no later than May 1, 2017 (or as soon thereafter as reasonably possible).

1.3.

Final Working Drawings. Based on the approved Preliminary Plans, Landlord shall cause Landlord's architect and engineer to complete the architectural and engineering drawings for the Vertical Exhaust, and cause the architect to compile a fully coordinated set of architectural, structural and mechanical working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Tenant for Tenant's approval, not to be unreasonably withheld. The Final Working Drawings shall incorporate modifications to the Preliminary Plans as necessary to comply with the structural and system requirements of the Building as well as changes required by applicable laws. Except for changes required by applicable laws, any material Landlord modification to the Final Workings Drawings shall be subject to Tenant's reasonable approval, not to be unreasonably withheld. Tenant shall approve or reasonably disapprove the Final Working Drawings within five (5) business days after Landlord delivers the same to Tenant or within three (3) business days after Landlord delivers any Final Working Drawing revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not in substantial conformance with the Preliminary Plans. Failure of Tenant to respond to Landlord before the expiration of any such time periods set forth above shall be deemed Tenant's approval of the Final Working Drawings. The Final Working Drawings, once approved (or deemed approved) by Tenant, may be referred to herein as the "Approved Working Drawings."

1.4.

Approved Working Drawings. Landlord shall cause the architect to submit the Approved Working Drawings to the applicable local governmental agency for all applicable building permits necessary to allow the Contractor (as defined below), to commence and fully complete the construction of the Vertical Exhaust. Tenant agrees to provide Landlord with assistance to obtain any necessary permits so long as such assistance does not result in Tenant incurring out-of-pocket expenses (other than costs incurred by Tenant for the

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services of CBA, CPP or any other consultants or third party costs). No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord and Tenant, which consent shall not be unreasonably withheld.

1.5.

Contractor. A contractor, under the supervision of and selection by Landlord, shall construct the Vertical Exhaust (the "Contractor"). The Vertical Exhaust shall be operational by December 31, 2017, subject to extension due to Force Majeure delays (as defined in Section 24.17 of the Lease); Tenant Delays (as defined below), governmental delays (including delays in Landlord obtaining a building permit) and other causes beyond Landlord's reasonable control. If such Vertical Exhaust is not operational by December 31, 2017 (as such date may be subject to extension as provided above), Tenant shall, during the period from January 1, 2018 and continuing until June 30, 2018 only (if the Vertical Exhaust is not operational during such period), be entitled to a Base Rent abatement equal to any actual, documented and reasonable fees ("Tenant's Costs") Tenant incurs in connection with having Tenant's laboratory work conducted by a third party and/or conducted in laboratory space other than the Building, but in no event shall such Base Rent abatement exceed Fifty Thousand Dollars ($50,000.00) per month. The Base Rent abatement provided for any given month during the Lease Term shall be supported by paid invoices delivered by Tenant to Landlord evidencing (to Landlord's reasonable satisfaction) Tenant's Costs and Landlord's receipt of such paid invoices shall be a condition to Tenant receiving such Base Rent abatement. Such Base Rent abatement shall continue until the earlier of (i) the date the Vertical Exhaust is operational or (ii) June 30, 2018. Tenant agrees to use reasonable efforts to mitigate Tenant's Costs should the Vertical Exhaust not be operational by December 31, 2017 (as such date may be extended as provided above). In the event the Vertical Exhaust is not operational by June 30, 2018, subject to extension due to Force Majeure delays and Tenant Delays, then Tenant shall receive a twenty-five percent (25%) discount on its Base Rent starting from July 1, 2018 (as such date may be extended as provided above). For each additional month beyond July 31, 2018 for which the Vertical Exhaust is not operational, Tenant shall receive an additional seven and one-half percent (7.5%) discount on Base Rent from the prior month but in no event shall such Base Rent discount exceed seventy percent (70%) of the Base Rent payable by Tenant. For example, if the Vertical Exhaust system is not operational during the entire month of July, 2018, then Tenant will be entitled to a twenty-five percent (25%) Base Rent discount for such month. If the Vertical Exhaust system is not operational during the entire month of August, then Tenant will be entitled to a thirty-two and one-half percent (32.5%) Base Rent discount for such month. All such Base Rent discounts shall be prorated for partial months. Notwithstanding this discount, in no event shall Tenant owe less than 30% of Base Rent. Notwithstanding anything above to the contrary, the discounts shall only apply to the portion of the Premises occupied by Tenant and not any portion of the Premises occupied by any Transferee under Section 14.1 of the Lease or any special transferee pursuant to Section 14.8 of the Lease.

1.6.	Tenant Delays. As used above, the "Tenant Delay(s)" shall mean any delays caused by any of the following:
1.6.1.

Tenant's failure to approve any matter requiring Tenant's approval within the mutually stipulated required time, subject to any agreed extensions, except to the extent such Tenant approval is deemed given in the absence of a timely response;

1.6.2.	Tenant's request for changes in the Preliminary Plans and/or the Approved

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Working Drawings after the first date on which both Landlord and Tenant have approved the Preliminary Plans and/or the Final Working Drawings, except to the extent such changes are required by any applicable local agency as a condition of obtaining any necessary building or other permits or necessary to correct any errors or omissions made by Landlord’s architect; and

1.6.3.	any other acts or omissions of Tenant, or its agents, or employees if such acts or omissions are not cured within five (5) business days following Landlord's notice to Tenant;
1.7.

Tenant's Representative. Tenant has designated Lee Swem as its sole representative with respect to the matters set forth in this First Amendment, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this First Amendment.

1.8.

Landlord's Representative. Landlord has designated Fritz Gutenberg as its sole representative with respect to the matters set forth in this First Amendment, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this First Amendment.

1.9.

Meetings. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the design and construction of the Vertical Exhaust and, in that regard, shall meet on a scheduled bi- weekly basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

2.

Tenant's Occupancy of the Premises. As part of the consideration for Landlord's execution of this First Amendment, Tenant agrees to occupy the office portion of the Premises (and so much of the lab portion as Tenant elects) no later than April 17, 2017 and to continue to occupy the same after such date, subject to the terms of the Lease and First Amendment.

3.

Confirmation of Dates. Subject to the obligations in this First Amendment, the parties hereby confirm that (a) the Premises are Ready for Occupancy, and (b) the term of the Lease commenced as of March 23, 2017 for a term of ten (10) years and six (6) months ending on September 30, 2017 (unless sooner terminated as provided in the Lease). Tenant shall commence to pay rent as of March 23, 2017 (“Rent Commencement Date”).

4.

Signing Authority. Each individual executing this First Amendment on behalf of Tenant and Landlord hereby represents and warrants that Tenant and Landlord, as the case may be, is a duly formed and existing entity qualified to do business in the State of California, that Tenant and Landlord have full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Tenant and Landlord is authorized to do so.

5.	No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	AP3-SF2 CT SOUTH, LLC,
a Delaware limited liability company

By: /s/ Neil Fox
Name: Neil Fox
Its: ceo

"TENANT"	ACHAOGEN, INC., a Delaware corporation
By: /s/ Kenneth Hillan
Name: Kenneth Hillan
Its: CEO

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